Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Black Knight, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-229712, 333-220786, 333-219871, 333-204317 and 333-205784) on Form S-8 and in the registration statements (No. 333-239210) on Form S-3 of Black Knight, Inc. and subsidiaries (the Company) of our report dated February 26, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of earnings and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of the Company.

Our report dated February 26, 2021, on the consolidated financial statements of the Company contained emphasis of matter paragraphs noting the Company made an investment in Star Parent, L.P., the ultimate parent of The Dun & Bradstreet Corporation, on February 8, 2019, and the Company acquired Optimal Blue, LLC on September 15, 2020.

/s/ KPMG LLP
February 26, 2021
Jacksonville, Florida